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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):  December 12, 1996


PaperClip Software, Inc.
(Exact name of registrant as specified in its charter)


Delaware
(State or other jurisdiction of incorporation)
        0-26598
(Commission File Number)
        22-313-7907
(IRS Employer Identification Number)


Three University Plaza, Hackensack, New Jersey  07601
    (Address of principal executive offices)       (Zip Code)



Registrant's telephone number, including area code:  (201) 487-3503

PaperClip Imaging Software, Inc.
(Former name or former address, if changed since last report.)


              Page 1 of 2 Pages

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      Item 5. Other Events.

                PaperClip Software, Inc. (the "Company") anticipates that its existing working capital will be sufficient to fund its operations at least through the end of the year. The Company continues to explore a variety of options to raise additional capital.

                The Company has had ongoing discussions with a number of its shareholders who are in the process of selling a portion of their shares of the Company's common stock pursuant to Rule 144, promulgated under the Securities Act of 1933, as amended, as to their willingness to invest the proceeds of such sales in debt or equity securities of the Company. In view of the recent decline in the trading price of the Company's common stock, the estimated amount of such proceeds to be invested in the Company is now anticipated to be between $150,000 and $250,000. Even if the Company is successful in raising such capital, it will require additional capital to meet its anticipated needs over the next twelve months. The Company continues to explore a number of options to raise such additional capital, and is also exploring other strategic alternatives which could involve a sale of the Company, or all or a portion of its assets, or a joint venture.
The Company has no agreement, arrangement or understanding with respect to any such transaction. There can be no assurance that the Company will be successful in raising all or any portion of the initial capital or the additional capital necessary to sustain its business over the next twelve months or in consummating any such other strategic transaction.

                The above discussion contains forward-looking statements. There are certain important factors that could cause results to differ materially from those anticipated by the statements made above. These factors include, but are not limited to, market conditions, the willingness of certain existing shareholders or others to invest in the Company and the Company's business performance.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                PAPERCLIP SOFTWARE, INC.

                                                By:  /s/ William Weiss
                                                Name:   William Weiss
                                                Title:  Chief Executive Officer
Date:  December 12, 1996

        Page 2 of 2 Pages

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